PATENT ASSIGNMENT AGREEMENT

between

NANOLOGIX, INC.

and

NUTRA PHARMA CORP.

Dated ____________, 2006

 PATENT ASSIGNMENT AGREEMENT

This Patent Assignment Agreement (“Agreement”) is dated ____________, 2006 (“Commencement Date”), by and between NanoLogix, Inc., a Delaware corporation having a place of business at 87 Stambaugh Avenue, Suite 2, Sharon, Pennsylvania 16146 (“Assignor”) and Nutra Pharma Corp., a California corporation having a place of business at 3473 High Ridge Road, Boynton Beach, Florida 33426 (“Assignee”) (each, a “Party” and together, the “Parties”).

WHEREAS, Assignor is the owner of certain patents;

WHEREAS, Assignee desires to acquire said patents for use within the Field of Use (as defined below), both domestically and internationally; and

WHEREAS, Assignor has the power and authority to convey said patents to Assignee domestically and in certain countries;

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Definitions.

For purposes of this Agreement, the following terms and variations thereof shall have the meanings specified or referred to in this Section.

1.1  “Affiliate” and “Affiliates” shall mean any individual, corporation, subsidiary, affiliate, partnership, association, business, organization or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Party and/or such entities. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of an individual or entity, whether through the ownership of voting shares, by contract or otherwise.

1.2  “Assigned Patents” shall mean the patents, including inventions and registrations and applications assigned by Assignor to Assignee for sole use limited to the Field of Use identified in Exhibit A hereto.

1.3  “Assignee’s Field of Use” or “Field of Use” with regard to Assignee’s use of the Assigned Patents and use of the technology and intellectual property associated with the Assigned Patents shall mean only the uses within the areas of health described herein; specifically, the detection and identification of human and veterinary identification of Atypical Mycobacteria, Tuberculosis, Mycobacterium Avium Intracellulare (MAI), Mycobacteria, Paratuberculosis, Nocardia and Pseudomonas for disease identification, and antibiotic assaying (but such assaying does not include antibiotic assaying when those antibiotics or compounds are derived from by-products obtained through growing microorganisms using Assignor's IP) for determining the antimicrobial agent sensitivity of microorganisms to ascertain which antibiotics are efficacious against microorganisms in the field of health which may lead to drug discoveries; and excludes any other uses, including any use reserved for the Assignor as specified in the Realm of Use or Assignor’s Use, and excludes kits for any other uses, which uses or kits are reserved to Assignor, including but not limited to uses, kits, or bioreactors pertaining to bioremediation, apoptosis, nanotechnology, biomems, microfluidic devices, the production of hydrogen and the identification and growing of over 32 different paraffin-eating and non-paraffin eating microorganisms to collect any microbial by-products of any kind, including antibiotics (all of which fall under the Realm of Use of the Assignor). Further, the Assignee’s Field of Use does not include any industrial use of the Assigned Patents. Whereas the Assignee’s Field of Use and the Assignor’s Use both provide for certain uses within the area of health, the Assignee, with regard to Assignee’s use of the Assigned Patents and use of the technology and intellectual property associated with the Assigned Patents is limited to only the uses within the areas of health that are specified in the Assignee’s Field of Use.

1.4  “Assignor Indemnified Parties” shall have the meaning set forth in Section 12.1.

1.5  “Breach” shall mean any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

1.6  “Buffer Products” shall mean certain of Assignor's products utilizing Assignor's trade secrets, including "AFZ", the "Adaptor Buffer" and other formulas.

1.7  “Calendar Quarter” shall mean each of the three-month periods ending March 31, June 30, September 30 and December 31 in any given calendar year.

1.8  "Calendar Year" shall mean the 12-month period beginning January 1 and ending on December 31 in any given calendar year.

1.9  “Contract” shall mean any written agreement, contract, lease, which is legally binding.

1.10 “Encumbrance” shall mean any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

1.11 “Force Majeure Event” shall have the meaning set forth in Section 17.8.

1.12 “Governmental Body” shall mean any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f) official of any of the foregoing.

1.13 “Gross Sales Price” means the greater of the gross sales price actually invoiced or collected by Assignee for Products sold by Assignee or any Affiliate of Assignee, less all returns and credits, of such gross sales price.

1.14 “Intellectual Property” or “IP” shall mean any and all copyrights, patents, patent applications, trademarks, or trade secrets protectable by law from which the party asserting ownership has the right to prevent others in its use, or require payment for its use.

1.15  “Licensee” - an entity to whom a license has been granted

1.16 “Party” and “Parties” shall have the meaning set forth in the preface to this Agreement.

1.17 “Person” - an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

1.18 “Realm of Use” or “Assignor’s Use” with regard to the Assignor’s use of the Assigned Patents means the Assigned Patents and use of the technology and intellectual property associated with the Assigned Patents for all uses, including but not limited to (a) hydrogen production applications (b) augmenting growth of microorganisms to collect any microbial by-products, including but not limited to hydrogen, antibiotics, or any chemical synthesis (c) bioremediation (d) apoptosis (e) nanotechnology, (f) biomems for all uses, including but not limited to medical uses, (g) microfluidic devices for all uses, including but not limited to medical uses, and (h) identification and detection of over 32 different paraffin-eating and non-paraffin-eating microorganisms, other than for the identification of Atypical Mycobacteria, Tuberculosis, Mycobacterium Avium Intracellulare (MAI), Mycobacteria, Paratuberculosis, Nocardia and Pseudomonas for disease diagnosis (unless associated with biomems, microfluidic devices, or nanotechnology), (i) testing for antimicrobial agent sensitivity of microorganisms including but not limited to using such technology for controlling growth of undesirable microorganisms in a bioreactor and using such technology to test the efficacy of antibiotic compounds or other compounds which may be collected as by-products from using the Assigned Patents to identify and grow microorganisms, (j) any industrial use whatsoever; but excludes using the Assigned Patents and associated technology and intellectual property for (1) the detection and identification of human and veterinary identification of Atypical Mycobacteria, Tuberculosis, Mycobacterium Avium Intracellulare (MAI), Mycobacteria, Paratuberculosis, Nocardia and Pseudomonas for disease identification test kits (unless associated with biomems, microfluidic devices, or nanotechnology) and (2) selling test kits or providing diagnostic services in the field of health for determining the antimicrobial agent sensitivity of microorganisms to ascertain which antibiotics are efficacious against microorganisms in the field of health (unless associated with biomems, microfluidic devices, or nanotechnology). Whereas the Field of Use and the Realm of Use both provide for certain uses within the area of health, the Assignee, with regard to the Assigned Patents and all technology and intellectual property associated with the Assigned Patents is limited to only the uses within the areas of health that are specified in the Field of Use.

1.19 “Representative” - with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

1.20 “Sublicense” means a license giving rights of production or marketing of products or services, given by the Licensee to a person or company that is not the primary holder of such rights, which comprise rights to licensed patents, licensed technology and/or licensed products and a “Sublicensee” shall mean any person, company or other legal entity other than Licensee who has been granted by Licensee the rights to licensed patents, licensed technology and/or licensed products to make, use or sell the licensed product or licensed technology.

2. Commencement Date and Term.

2.1 This Agreement shall be effective when all of the requirements and conditions provided under Section 17.15 Closing of Agreement and Conditions Thereto are met in which event, this Agreement shall be effective as of the date recited on page one as the Commencement Date of the Agreement as long as the Agreement has been agreed upon and executed by the Parties.

3. Sale and Transfer of Patents

3.1 Assignor shall transfer and assign to Assignee all of Assignor’s right, title and interest to and any and all patent ownership interest Assignor may have throughout the world, limited to the United States and those countries for which Assignor has obtained patent protection, which is further limited to unexpired letters patent which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, in and to the eleven Assigned Patents identified in Exhibit A limited to use by Assignee within Assignee’s Field of Use herein referred to collectively as the “Assets.”

3.2 Assignee shall be solely responsible for all actions and all costs whatsoever, including attorney’s fees, arising after the Commencement Date and associated with the perfection of rights, title, and interest in and to the Assigned Patents.

  3.3 Assignee shall be solely responsible for all actions and all costs whatsoever, including attorney’s fees, arising after the Commencement Date and associated with the continuous prosecution and the maintenance and enforcement of the Assigned Patents, and Assignor shall have no obligation to pay any maintenance fees which become due for the Assigned Patents after the Commencement Date.

3.4 At the request and cost of the Assignee the Assignor shall assist the prosecution of any pending Assigned Patents application (“Application”) to grant and will execute all such documents and do all such acts as may be necessary or proper to obtain the acceptance of the Application and for procuring the grant of a Patent pursuant to Application. In the event that a foreign patent office or any other competent government or administrative authority sends to either party an objection, a query, or a request demanding further information, clarification or explanation, the Assignor shall render to the Assignee all information and assistance within its power with a view to satisfying the State Intellectual Property Office or any other competent authority that a patent shall issue substantially in the form applied for.

3.5 In the event that the validity of the Assigned Patents and/or any patent granted pursuant to the Application is challenged on any point upon which the Assignor has or can procure information or advice which may assist in meeting and defeating or reducing the effect of such challenge, the Assignor agrees and/or undertakes to supply or procure the supply of such information and/or advice without unreasonable delay but subject to the right to charge the Assignee out-of-pocket expenses properly and reasonably incurred in pursuance of this provision.

3.6 Upon Assignee’s request, Assignor shall provide to Assignee copies of all reasonably related research, documents, and notes possessed by Assignor, including, but not limited to, the findings of Dr. Paul Hyman of Ohio State University. Assignee shall keep such information confidential as provided in Article 16 and elsewhere in this agreement.

4. License

4.1 Subject to the terms and conditions set forth in this Agreement, Assignee hereby grants to Assignor an irrevocable, royalty-free, worldwide, exclusive license to the Assigned Patents solely within the Realm of Use, to practice, make and use the inventions, ideas and information embodied therein, and to make, use, offer to sell, sell, sublease, lease or import products, services, processes, methods and materials embodying or deriving from the inventions, ideas and information from the Assigned Patents solely in the Realm of Use subsequent to the Closing Date. As to any particular Assigned Patents, the term of such license shall continue for the period of validity for such Assigned Patents.

4.2 All improvements and enhancements to the Assigned Patents outside of the Field of Use or within the Realm of Use made, developed, created, invented or discovered by Assignee, Assignor, Assignor Affiliates, Assignee Affiliates, and/or any Licensee or Sublicensee shall belong to Assignor and/or Assignor designates.

4.3. Assignee hereby acknowledges and agrees that it shall, and shall cause its Affiliates to, execute or deliver any further instruments, information, explanations or documents and take all such further action as may be necessary to grant to Assignor the royalty-free licenses hereunder, to enable Assignor to practice, make and use the invention, technology or ideas covered by the Assigned Patents, limited to the Realm of Use, under the license in this Agreement, and for Assignor to fully enjoy all of the rights and benefits to, the Assigned Patents as provided in Article 4 of this Agreement, subject in each case to the limitations herein described.

5. Consideration.

5.1 Assignee agrees that at the closing of this Agreement, Assignee will pay the following to the Assignor in consideration for the transfer to Assignee of the Assets outlined in Exhibit A as stated in the Patent Assignment Agreement:

(a) 4,593,170 shares of capital stock of Nanologix, Inc./Infectech, Inc.

(b) options on 1,000,000 shares of Nutra Pharma common stock as described in 5.2.

5.2 The options granted by Assignee to Assignor in Section 5.1(b) shall grant Assignor the right to purchase 1,000,000 shares of Nanologix common stock at a price of $0.20 per share and shall expire five (5) years from the date of this agreement. Assignee shall, for a period of eighteen (18) months following this agreement, have the right to buy back any unexercised options from Assignor at a price of $1.00 per share.

5.3 Assignee further agrees to pay Assignor a Royalty Fee which shall be equal to the greater of (a) the Minimum Royalty Fee, as described in Section 5.4, or (b) six percent (6%) of the Gross Sales Price of all products and/or services sold by Assignee or any of its Affiliates based upon, directly or indirectly, the Assigned Patents, and/or any direct or indirect utilization of the Assets, or Assignor’s IP within the Field of Use during the Term, and upon any products or services sold by the Assignee within the Field of Use that are the result of the improvement on or development of additional Intellectual Property developed by the Assignee based upon the Assigned Patents, the Assets, or Assignor’s IP, within the Field of Use, including all products sold within the Field of Use that include modifications, additions, enhancements and improvements to the Assigned Patents, the Assets, or Assignor’s IP.

5.4 Assignee shall pay to Assignor a Minimum Royalty Fee of $20,000 in the first calendar year, $20,000 in the second calendar year, $40,000 in the third calendar year, $80,000 in the fourth calendar year, and $160,000 in each calendar year after that, through the termination of this Agreement.

5.5 The Royalty Fee for payments actually received (or discounted in the case of conditional contract sales and rentals) during each Calendar Quarter based upon invoiced sales will be paid to Assignor within sixty (60) days after the end of each Calendar Quarter, provided, however, that all Royalty Fees based upon any sales by a Licensee of Assignee or subcontractor (which also manufactures and assembles) shall accrue in the Calendar Quarter the licensing or sublicensing fees are received by Assignee, but shall accrue no later than the Calendar Quarter immediately subsequent to the Calendar Quarter in which the relevant sales were originally invoiced, regardless of whether Assignee has or has not received payments from its licensee or subcontractor.

5.6 Royalty Fee payments will be accompanied by account statements certified as accurate and complete by Assignee for each Calendar Quarter setting forth the amount of invoiced sales, payments received and credits in the aggregate and separately for each product by serial number to the extent possible. If Assignor has not received any Royalty Fees payment within thirty (30) days of the date it is due and payable, Assignor may serve Assignee notice providing Assignee thirty (30) days to correct such payment deficiency, with interest, or be considered in breach of this Agreement.

5.7 Information regarding the gross revenues for all projects, uses and applications of Assignee shall be made available to the Assignor, with an indication made as to which utilized the Assigned Patents, the Assets, or Assignor’s IP. Assignor shall be entitled to, on reasonable notice to Assignee, examine the books and records of any and all sales of Assignee from time to time, and shall be entitled to an annual audit of said books and records, at the option and expense of Assignee. Assignor shall be provided with all information reasonably requested in order to verify the indication as to whether the Assigned Patents, the Assets, or Assignor’s IP was utilized or not as to all projects and all information regarding the details and supporting documentation of the revenues, projects, uses and applications. Assignee shall make a written certification in form and substance acceptable to Assignor, delivered on a monthly basis to the parties by the 15th day of each month for the prior month’s uses, application and work of Assignor, summarizing the information, validating its accuracy and stating the amount of royalties due to Assignor.

5.8  Royalties to be Paid For License and Sublicenses. Assignee shall pay Assignor an amount equal to six percent (6%) of the Gross Sales Price of all products and/or services sold by anyone operating under a license or sublicense from Assignee based upon, directly or indirectly, the Assigned Patents, the Assets, or Assignor’s IP within the Field of Use. Assignee shall provide to Assignor the same information and access to all records, reports and data regarding sales resulting from Sublicenses as that set forth in Sections 5.6 and 5.7 and otherwise in this Agreement. Assignee shall make payment and written certification relating to all licenses, sublicenses and Royalty Fees in similar form and substance to the certification required in Sections 5.5, 5.6, and 5.7.

6. Intellectual Property Assets.

6.1 The term “Intellectual Property Assets” means the Intellectual Property owned by Assignor solely associated with the Assigned Patents listed in the attached Exhibit A and to be used by the Assignee, solely and limited to uses specified in Assignee’s Field of Use, including but not limited to the following:

(i)	the name “IdentiKit”;

(ii)
all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, solely associated with the Assigned Patents listed in the attached Exhibit A limited to within the Field of Use.

6.2 Intellectual Property owned by Assignor to be excluded from use under the Agreement by the Assignee, and to remain the property of Assignor after the closing includes but is not limited to the following:

(i)	any use of the Assigned Patents within the Realm of Use.

(ii)
all intellectual property described in the International License Agreement to be executed jointly with this Patent Transfer Agreement, including all intellectual property associated with Assignor’s Buffer Products.

(iii)	all rights of Assignor under this Agreement

7. Intellectual Property Rights.

7.1 Assignee shall have the first right to file patent application(s) for any application of the patent(s) solely within the Field of Use in the United States or in countries other than the United States (including, without limitation, through the Patent Cooperation Treaty and/or the European Patent Office) and may, in its sole discretion, do so at Assignee’s sole cost and expense, for any applications of the patents, within the Field of Use. Assignee is excluded from filing patent application(s), provisional, pending patent(s), and continuation patent(s) for patents utilizing Assignor’s IP, unless solely limited to the Field of Use. Even if the aforementioned patent application(s) use Assignee’s IP and any of Assignee’s patents obtained through execution of the Patent Assignment Agreement, Assignee understands that Assignee cannot file the aforementioned patent application(s), claiming that they are based upon the assigned patent(s), unless the aforementioned application(s) are solely limited to the Field of Use.

7.2 Assignor will have the right to use any patent(s) issued therefrom, royalty-free, under the same conditions as set forth in Section 4.1 of this Agreement, for uses within the Realm of Use and Assignee is limited to uses within the Field of Use. Assignor shall cooperate with Assignee and timely provide to Assignee all reasonably necessary assistance requested by Assignee in connection with any such applications. Assignee, upon request by Assignor from time to time, shall keep Assignor apprised of the status of all such applications, any pending patent applications and patents issued therefrom.

8. Maintenance Costs of Assigned Patents.

8.1 Assignee shall diligently prosecute and maintain the United States and foreign patents and patent applications comprising the Assigned Patents as listed in Exhibit A. Control over the prosecution of any patent application for the Assigned Patents shall remain vested with Assignee. Assignee shall promptly pay all patent maintenance fees, including attorney’s fees, on all patents assigned to Assignee under this Agreement. Assignee shall continue to pay such expenses for so long as and in the countries where the Assigned Patents remain in effect. Assignee shall pay all such expenses in full within thirty days of invoice.

8.2 Under the provisions of Section 8.1, Assignee shall promptly provide Assignor with a copy of all related invoices and notices of pending patent maintenance and/or patent prosecution fees due within fifteen days of Assignee’s receipt of such invoice or notice.

8.3 Assignee’s obligation to underwrite and to pay patent costs for the Assigned Patents herein as specified in Section 8.1 of this Agreement shall continue for as long as specified in Section 8.1, provided, however, that Assignee may terminate its obligations with respect to any given patent application or patent assigned herein upon three (3) months written notice to Assignor. Assignor will use its best efforts during the three (3) month period to minimize any additional patent costs when such a notice is received from Assignee. Assignor may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense; provided, however, that Assignee shall have no further right regarding such patent application or maintenance and the Assigned Patent(s) which will revert to Assignor, including the inventions or discoveries disclosed therein, even within the Field of Use, which will also revert to Assignor. In such an event of termination of Assignee’s obligations stipulated in Sections 8.1 and 8.2, Assignee will expeditiously transfer the Patent Assignment(s) of the Assigned Patent(s) back to Assignor at time of notice of nonpayment by Assignee.

9. Closing Location.

9.1 Subject to the provisions of Section 17.15, Closing of Agreement and Conditions Thereto, the patent assignment in this Agreement (the “Closing”) will take place at the Law Offices of Randall S. Goulding & Associates at 3346 Commercial, Northbrook, IL 60062, commencing at 10:00 a.m. (local time) on _______________, 2006.

10. No Representations or Warranties.

10.1 Except for the warranty of title to the patents issued by the United States Patent Office, Assignor makes no other representations or warranties, expressed or implied, with respect to the Assignor IP. Among other things, Assignor disclaims any express or implied warranty:

(a) of merchantability, of fitness for a particular purpose,

(b)  of non-infringement or

(c)  arising out of any course of dealing

Further, with respect to the Assigned Patents, Assignor makes no representations or warranties, expressed or implied, that such products and technology derived from the Assigned Patents can be used for other than Research Use Only by Assignee. “Research Use Only” means research that is not-for profit, internal research, or research that is for the purposes of evaluating use of the Products for commercial purposes.

11.  No Joint Venture.

11.1 The parties hereto acknowledge that nothing set forth in this Agreement nor the transactions contemplated herein shall constitute a joint venture, partnership, agency or any relationship other than Assignee as an assignee and Assignor as an assignor entitled to consideration as provided herein.

12. Indemnification.

12.1 Assignee agrees to indemnify, and hold harmless Assignor, its officers, directors, employees, agents, successors and permitted assigns (singularly or collectively, the “Assignor Indemnified Parties”) from and against all liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Assignor Indemnified Parties or any one of them in connection with any claims, suits, actions, demands, or judgments arising out of or connected with this Agreement. Assignor will promptly notify Assignee of any claim and will cooperate with Assignee in the defense of the claim.  Assignee will, at its own expense, provide attorneys reasonably acceptable to Assignor to defend against any claim with respect to which Assignee has agreed to indemnify Assignor.  This indemnity will not be deemed excess coverage to any insurance or self-insurance Assignor may have covering a claim.  Assignee’s indemnity will not be limited by the amount of Assignor’s insurance.

12.2 Survival.  The provisions of this clause will survive termination of this Agreement.

13. Documents.

13.1 Assignor shall have caused the following documents to be delivered (or tendered subject only to Closing) to Assignee subject to Section 17.15:

(a)  Title to the Assigned Patents.

(b)  Such other documents as Assignee may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Assignor’s representations and warranties subject to Article 10;

(ii) otherwise facilitating the consummation of this Agreement.

 13.2 Assignee shall have caused the documents and instruments required by this Agreement and the following documents to be delivered (or tendered subject only to Closing) to Assignor:

(a)	the certificates representing the Shares;

(b)	duly executed stock transfer powers, with signatures thereon guaranteed in a form satisfactory to Assignor’s transfer agent, to transfer the Shares to Assignor’s Treasury;

(c)	such other documents as Assignor may reasonably request for the purpose of

(i)	evidencing the accuracy of any representation or warranty of Assignee,

(ii)	evidencing the performance by Assignee of, or the compliance by Assignee with, any covenant or obligation required to be performed or complied with by Assignee.

14. Termination Events.

14.1 By notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a) by Assignee if a material Breach of any provision of this Agreement or the International Licensing Agreement, executed concurrently with this Agreement, has been committed by Assignor and such Breach has not been waived by Assignee;

(b) by Assignor if a material Breach of any provision of this Agreement or the International Licensing Agreement, executed concurrently with this Agreement, has been committed by Assignee and such Breach has not been waived by Assignor;

(c) by Assignor if any condition in Article 13 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Assignee to comply with its obligations under this Agreement), and Assignor has not waived such condition on or before such date;

(d) by Assignee if any condition in Article 13 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Assignor to comply with its obligations under this Agreement), and Assignee has not waived such condition on or before such date;

(e) by mutual consent of Assignor and Assignee.

14.2 Assignor may terminate this Agreement upon Assignee’s material breach of this Agreement or the International Licensing Agreement, executed concurrently with this Agreement, that is not remedied within thirty (30) days after receipt of Assignor’s written notice of such breach;

14.3 Assignee may terminate this Agreement upon Assignor’s material breach of this Agreement or the International Licensing Agreement, executed concurrently with this Agreement, that is not remedied within thirty (30) days after Assignor’s receipt of written notice of such breach.

15. Effect of Termination.

15.1 Each party’s right of termination is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Article 14, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in Article 15, Effect of Termination; and Article 12, Indemnification; will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

15.2 Upon termination of this Agreement, all Assigned Patents and rights granted to Assignee under this Agreement will revert to Assignor free and clear of any lien, security interest or other encumbrance, and at Assignor's request to Assignee, Assignee and its Affiliates and Sublicensees must immediately comply with Assignor's request to cease the manufacture, assembly, distribution, sale, promotion, advertising and marketing of products utilizing the IP associated with the Assigned Patents, and further, if so requested by Assignor, provide a smooth transfer to Assignor of the manufacture, assembly, distribution, contracts, sale, promotion, advertising and marketing of products utilizing the IP associated with the Assigned Patents.

15.3 If this Agreement is rightfully terminated under Section 14.3, Assignee shall receive any unexercised options of Nutra Pharma common stock granted to Assignor in Section 5.2 as well as the number of shares of capital stock of Nanologix Inc./Infectech calculated as follows: the number of restricted shares equal in value as of the date of termination to the dollar value of the 4,593,170 shares as of the Commencement Date, reduced by the product of 1/10th of that total value times the number of whole years between the Commencement Date and the date of termination, but not to exceed 4,593,170 total restricted shares.

16.  Confidentiality.

16.1 Except as otherwise agreed in writing, Assignee shall not appropriate, use or disclose, directly or indirectly, for its own benefit or otherwise, any information, materials, trade secrets, documents, correspondence, or other tangible or intangible property ( the “Confidential Information”) of Assignor, to which it shall have obtained access hereunder or in contemplation of this Agreement, or which shall otherwise in any way shall relate to the Assignor IP or the subject matter of this Agreement, which has not been publicly disclosed prior thereto. Any of the aforesaid which is or comes into the possession of Assignee shall be held IN TRUST for Assignor and remain the sole and exclusive property of Assignor, subject to the rights of Assignee as provided herein.

16.2 Unless and until this Agreement is terminated, Assignor shall maintain as confidential any Confidential Information of the Assignor relating to any of the Assigned Patents solely in the Field of Use, but this stipulation expires upon expiration of the International License Agreement to be executed jointly with this Agreement.

16.3 The provisions of this Article 16 shall survive the termination of this Agreement. Further, the parties agree that there do no exist adequate remedies at law for a violation of this Paragraph and therefore, in addition to monetary and other damages, which may be recovered for a breach hereof that Assignor shall be entitled to and may obtain injunctive and other equitable and extraordinary relief and remedies for any such breach.

16.4 Each Party acknowledges the confidential and proprietary nature of the Confidential Information of the disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized Representative of Assignor with respect to Confidential Information of Assignor or an authorized Representative of Assignee with respect to Confidential Information of Assignee.

16.5 If a Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article, that Party shall provide the disclosing Party with prompt notice of such compulsion or request and compliance with the provisions of this Article 16 will be waived for this purpose.

17. General Provisions.

17.1 Notices. Any notices or other communications required or permitted to be given or delivered under this Agreement shall be provided by email (provided that (i) the sender’s computer system is capable of retaining and does retain a record establishing that the email message was actually delivered to the recipient’s email server, and (ii) that such email is accompanied by a facsimile communication (not requiring telephonic voice confirmation)), or in writing (including facsimile communication), which shall be sufficiently given if delivered personally, mailed by certified first-class United States mail, postage prepaid, or sent via reputable overnight delivery courier or any other means for which a proof of delivery is provided. Notices shall be sent to a Party at its address as set forth below, or to such other address as has been designated by the other Party in accordance with this Section 17.1. Any notice by fax shall be deemed given when telephonic (voice) confirmation of receipt is received, and any other notices shall be deemed given on the date delivered or five (5) days after being placed in the mails as specified.

For Assignee:

Nutra Pharma Corp.
3473 High Ridge Road
Boynton Beach, Florida 33426
Attention: President

and

Nutra Pharma Corp.
c/o Doherty & Company
11835 Olympic Blvd., Suite 550 East
Los Angeles, California 90064
Attention: Michael Doherty

with a copy to:

Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, California 90067
Attention: Barry L. Dastin

For Assignor:

NanoLogix, Inc.
87 Stambaugh Avenue, Suite 2
Sharon, Pennsylvania 16146
Attention: David McClelland

with a copy to:

Atty Randall S. Goulding and Associates
3346 Commercial
Northbrook, IL  60062
Phone:  847.291.7711
Fax:  253.736.0134

17.2 Successors and Assigns. This Agreement shall be binding on and enure to the benefit of the successors and assigns of both parties hereto and all persons or corporations succeeding to or acquiring the business now carried on by Assignor or Assignee.

17.3 Waiver. The waiver by either Party to insist upon strict compliance with this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of the right of said party to insist upon strict compliance with this Agreement or to exercise any rights or remedies provided herein at any other time or under the same or similar circumstances.

17.4  Severability. Should any term or provision of this Agreement be declared invalid or unenforceable in whole or in part by a court of competent jurisdiction, then this Agreement shall be construed and interpreted as if said term or provision were not included herein, however all other terms and provisions hereof shall remain valid and enforceable and the application of such invalid or unenforceable terms and provisions to parties unaffected by such determination to the fullest extent permitted by law.

17.5 Governing Law; Jurisdiction and Venue. The parties agree that this Agreement will be construed and enforced pursuant to the laws of the Commonwealth of Pennsylvania, and venue and jurisdiction will lie within said Commonwealth, subject to the arbitration provisions set forth herein, notwithstanding the principles of conflicts of laws.

17.6 Arbitration. The parties hereby agree that any dispute, claim or controversy arising out of the construction, interpretation or application of this Agreement and its provisions shall be decided by mandatory arbitration conducted under the Rules of the American Arbitration Association to be decided in Pittsburgh, Pennsylvania. Enforcement and collection of any award made hereunder, however, shall be available to the prevailing party in any court of competent jurisdiction.

17.7 Counterparts. This Agreement may be executed in one or more counterparts as the parties shall deem desirable, each of which shall be deemed an original, but all of which shall constitute the same instrument, however, in any action to enforce or with regard to this Agreement, it shall not be necessary to produce all such counterparts.

17.8 Force Majeure. Neither Party shall be liable for any default or delay in the performance of its obligations hereunder to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature, or Acts of God; acts of war, terrorism, riots, civil disorders, rebellions, or revolutions; strikes, lockouts, or labor difficulties; or any other similar cause beyond the reasonable control of such Party (a “Force Majeure Event”). These delays shall not constitute a breach of this Agreement and the non-performing Party will be excused from any further performance or observance to the obligations so affected by the Force Majeure Event for as long as the Force Majeure Event exists and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other Party by telephone (confirmed in writing within two (2) business days of the inception of such delay).

17.9 Further Assurances. Each Party hereto agrees to cooperate with the other to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent and purposes of the terms of this Agreement.

17.10 Entire Agreement; Headings. This Agreement, including all exhibits and/or schedules attached hereto, together with the International License Agreement completely and exclusively states the agreement of the Parties regarding its subject matter. It supersedes, and its terms govern, all prior or contemporaneous proposals, agreements or other communications between the Parties, oral or written, regarding such subject matter. Titles and captions are used for convenience of reference only and do not constitute a part of the Agreement or limit, expand or construe its terms. This Agreement will not be modified except by a subsequently dated written amendment signed on behalf of each Party by its duly authorized Representatives.

17.11 Principles of Construction. All references to this Agreement shall be deemed to include the exhibits, schedules and other attachments. All references to sections are to the sections herein and all references to exhibits and/or schedules, are to the exhibits and/or schedules which are attached hereto and made a part hereof, as if fully set forth herein. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

17.12 Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement (and any applicable or relevant provision) shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any one Party by virtue of the authorship of any of the provisions of this Agreement.

17.13 Use of Marks. Assignor may not use any trademarks of Assignee or its Affiliates without the prior express written permission of Assignee. Assignee may not use any trademarks of Assignor without the prior express written permission of Assignor or unless usage of such specific trademark is granted in this Agreement or in the International License Agreement which must be jointly executed with this Agreement.

17.14 Assignee Due Diligence. Assignee has had full disclosure and had opportunity to do due diligence to the extent it determined to be necessary and reasonable in regard to the Assignor’s patent base, products, technology, and business. Assignee is familiar with Assignor’s efforts and difficulties concerning said business and Assignee acknowledged that Assignor had made no representation as to the operation of said business other than is contained herein.

Assignee acknowledges that Assignor shall have no liability in regard to Assignee's success or failure of the anticipated sales contemplated by Assignee in utilizing the Assigned Patents under the Agreement.

17.15 Closing of Agreement and Conditions Thereto. This Agreement becoming binding and effective by the Parties is subject to final approval by a majority vote by the Assignor’s Board of Directors. At the option of either party, this Agreement may be declared null and void if not ratified by a majority of shareholders within ninety after closing. Further, this Agreement will not be binding upon the Parties until it has been signed below on behalf of each Party, the corresponding International License Agreement has also been signed on behalf of each Party and is effective, and transfer of ownership shall have been made by Assignee of 4,593,170 shares of capital stock of Nanologix, Inc./Infectech, Inc to the Assignor. These aforementioned provisions in accordance with Section 17.15 being met, this Agreement shall be effective as of the date recited on page one. However, if any of the stipulations specified herein in Section 17.15 are not met within 60 (sixty) days of the Parties signing this Agreement, this Agreement will be declared null and void without penalty to either Party. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

17.16 Amendment of Agreement. None of the terms, conditions or provisions of this Agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either party hereto, their respective agents servants or employees unless done so in writing signed by both parties hereto.

17.17 Bankruptcy.  All rights granted to Assignee and Assignor under or pursuant to this Agreement, under any section of this Agreement, are and shall otherwise be deemed to be rights to “intellectual property” as defined in the Bankruptcy Code. The Parties agree that Assignee, as the purchaser of such rights under this Agreement, shall retain and may fully exercise all of its rights limited to the Field of Use, as defined in this Agreement, under the Bankruptcy Code, and that Assignor shall retain all of its rights limited to the Realm of Use under the Bankruptcy Code. Further, the Parties agree that, in the event of the commencement of bankruptcy proceedings by or against Assignor or Assignee under the Bankruptcy Code, Assignee shall be entitled to retain all of its rights under Section 3.1 of this Agreement and Assignor shall be entitled to retain all of its rights granted under Article 4 of this Agreement.

17.18 Public Statements. The Parties shall, in good faith, coordinate with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement.  Said coordination shall consist of 24 hours prior notice to all Parties of all press releases or public statements related, directly or indirectly, to this Agreement, or which mentions the other Party, except where the time period includes a Saturday or Sunday, in which case the time period shall be extended to 48 hours.  Further, the Parties agree to work in mutual cooperation, and to consider, in good faith, the responses of the other Party, with respect to the language and timing of the statements.

17.19 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

17.20 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

17.21 Entire Understanding. This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Assignee: NUTRA PHARMA CORP. By: Name: Title:

Assignor: NANOLOGIX, INC. By: Name: Title:

EXHIBIT A

Assigned Patents

Assigned Patents.

Patent #	Patent Description

#5,989,902	Method for determining the antimicrobial agent sensitivity of a nonparaffinophilic hydrophobic microorganism and an associated apparatus

#5,981,210	Method for determining a presence or absence of a nonparaffinophilic hydrophobic microorganism in a body specimen by using a DNA extraction procedure and a novel DNA extraction procedure

#5,935,806	Method and apparatus for speciating and identifying MAI (Mycobacterium Avium Intracellulare) and testing the same for antibiotic sensitivity

#5,882,920	Apparatus for determining the presence or absence of a paraffinophilic microorganism

#5,854,014	Apparatus for testing paraffinophilic microorganisms for antimicrobial sensitivity

#5,846,760	Method for determining a presence or absence of a nonparaffinophilic hydrophobic microorganism in a body specimen and an associated kit

#5,776,722	Method of testing a body specimen taken from a patient for the presence or absence of a microorganism a further associated method and associated apparatus

#5,569,592	Apparatus for testing MAI (Mycobacterium Avium Intracellulare) for antimicrobial agent sensitivity

#5,472,877	Apparatus for determining the presence or absence of MAI (Mycobacterium Avium Intracellulare)

#5,316,918	Method and apparatus for testing MAI (Mycobacterium Avium Intracellulare) for antimicrobial agent sensitivity

#5,153,119	Method for speciating and identifying MAI (Mycobacterium Avium Intracellulare)